Exhibit 99.1 - Earnings Release

FOR IMMEDIATE RELEASE

CONTACT:           Thomas W. Schneider – President, CEO
James A. Dowd – Senior Vice President, CFO
Telephone:  (315) 343-0057

Pathfinder Bancorp, Inc. Announces Fourth Quarter and Year-End Earnings

Oswego, New York, February 7, 2011………… Pathfinder Bancorp, Inc., the mid-tier holding company of Pathfinder Bank (NASDAQ SmallCap Market; symbol: PBHC, listing: PathBcp), announced reported net income of $2.5 million or $0.82 per basic and diluted share for the twelve months ended December 31, 2010, compared to $1.6 million, or $0.61 per basic and diluted share in 2009.  For the three months ended December 31, 2010, the Company reported net income of $686,000, or $0.23 per diluted share, compared to $438,000, or $0.15 per basic and diluted share for the same period in 2009.

“The Central New York market has been more stable than the national economy over the past 3 years, and this stability is reflected in the Bank’s performance”, stated Thomas W. Schneider, President and CEO.  “Net income of $2.5 million represents record earnings for the Bank and a 55% increase over prior year earnings.  More importantly”, Schneider continued, “this increase is being driven by strong and balanced organic deposit and loan growth.  Loan growth of $22.3 million, or 8.6%, was funded by deposit growth of $29.7 million, or 10.0%.  This organic growth fueled a $1.6 million, or 13.2%, growth in net interest income.”

“However, the Central New York market is not spared from recessionary pressures and this is reflected in an increase in non-performing loans.”, Schneider continued, “The primary cause of increased non-performing loans is a limited number of owner-occupied commercial real estate loans where the Bank is working closely and patiently with the small business owners as they adapt to the new market dynamics.  The current level of loan loss provisioning is anticipated to adequately absorb the expected results of these negotiations.”

Net interest income for the year ended December 31, 2010 increased $1.6 million, or 13.2%, when compared to 2009.  The increase in net interest income was the result of a decrease in interest expense of $1.2 million, or 20.3%, combined with an increase in interest income of $333,000.  Net interest rate spread increased to 3.58% for the year ended December 31, 2010 from 3.40% in 2009.  Average interest-earning assets increased 9.3%, to $363.2 million, for the year ended December 31, 2010 as compared to $332.4 million for the year ended December 31, 2009. The yield on average interest earning assets decreased 33 basis points to 5.05% compared to 5.38% in 2009.  The increase in average interest earning assets is primarily attributable to an $18.8 million increase in the average balance of the loan portfolio and an $11.3 million increase in the average balance of security investments.  Average interest-bearing liabilities increased $22.8 million, while the cost of funds decreased 51 basis points to 1.47% from 1.98% in 2009.  The increase in the average balance of interest-bearing liabilities resulted from a $26.1 million, or 9.9%, increase in average deposits offset by a decrease of $3.2 million in average borrowed funds.

Net interest income for the quarter ended December 31, 2010 increased 7.0%, or $224,000, when compared to the same period during 2009.  The increase in net interest income was the result of a decrease in interest expense of $159,000, or 11.7%, combined with an increase in interest income of $65,000.  Net interest rate spread decreased to 3.57% for the fourth quarter of 2010 from 3.71% for the same period in 2009.  Average interest-earning assets increased 9.9% to $374.0 million for the quarter ended December 31, 2010 as compared to $340.5 million for the same quarter in 2009.  The yield on interest-earning assets decreased 49 basis points to 4.99% compared to 5.48% for the same period in 2009.  Average interest-bearing liabilities increased $30.3 million and the associated cost of funds decreased 35 basis points to 1.42% from 1.77% for the same period in 2009.

The provision for loan losses for the year ended December 31, 2010 increased to $1.0 million from $876,000 in 2009.  The allowance for loan losses to period end loans increased to 1.28% at December 31, 2010 as compared to 1.17% at December 31, 2009.  Nonperforming loans to period end loans increased to 2.08% at December 31, 2010 from 0.88% at December 31, 2009. This increase is being driven by a $3.6 million increase in nonperforming loans.  The negative trend in nonperforming loans is primarily being driven by increased delinquencies in owner occupied commercial real estate and commercial term loans as small business cash flows are stressed as a result of the recession.  The company has been aggressively provisioning for loan losses over the past 3 years in anticipation of a regional slow down, which has lagged behind the national economic down turn.  Management continues to closely monitor these relationships and feels strongly that the underlying collateral and associated guarantees, combined with the existing allowance for loan losses, are adequate to recover the carrying amount of loans or provide for any potential losses.

Non-interest income, exclusive of net gains and losses from the sale of securities, loans and foreclosed real estate, increased to $2.9 million for the year ended December 31, 2010 compared to $2.7 million in the prior year. The increase in non-interest income is primarily attributable to a $209,000 increase in income from bank owned life insurance, a $36,000 increase in debit card interchange fees, a $33,000 increase in other charges and commissions, offset by a $121,000 decrease in service charges on deposit accounts and a $27,000 decrease in loan servicing fees.  The increase in income from bank owned life insurance is primarily due to insurance proceeds received relating to the death benefit associated with life insurance coverage on a former director.

Non-interest income, exclusive of net gains and losses from securities, loans and foreclosed real estate and other-than-temporary impairment charges, increased to $809,000 for the quarter ended December 31, 2010 compared to $707,000 for the same quarter in the prior year.

Net gains and losses from the sale or impairment of securities increased $99,000 to a net gain of $211,000 for the year ended December 31, 2010 as compared to a net gain of $112,000 for the year ended December 31, 2009.  The increase is due to gains recognized on the sale of securities combined with gains recognized from cash redemptions from the SHAY Assets large cap equity fund and ultra short mortgage fund, as compared to the recording of other-than-temporary impairment charges during 2009.  Net gains and losses from loans and foreclosed real estate decreased to a net loss of $45,000 for the year ended December 31, 2010, as compared to a net gain of $54,000 for the year ended December 31, 2009.  The decrease is due to the losses recognized on the sale of foreclosed properties in 2010 compared to the gains that were recognized on the sale of 30-year fixed rate residential mortgages to the secondary market during the same period in 2009.

Net gains and losses from the sales of securities decreased $53,000 to a net gain of $39,000 for the quarter ended December 31, 2010, as compared to a net gain of $92,000 when compared to the same quarter in 2009. The decrease in net securities gains and losses is due to a $39,000 gain from the sale of investments for the quarter ended December 31, 2010, compared to a $487,000 net gain from the sale of investment securities, partially offset by other-than-temporary charges for the quarter ended December 31, 2009.  Net losses from the sales of loans and foreclosed real estate totaled $2,000 for the quarter ended December 31, 2010, as compared to a net loss of $26,000 for the same period in 2009. The additional loss in the prior year is due to the loss recognized on the disposition of one foreclosure property, compared to the gains recognized on multiple loan sales to the secondary market offset by the loss taken on the sale of two foreclosed properties for the quarter ended December 31, 2010.

In 2010, non-interest expenses increased 6% from the prior year to $11.8 million from $11.1 million.  During 2010, salary and employee benefits, other expenses and data processing increased $549,000, $257,000 and $65,000, respectively.  These increases were offset by a decrease of $230,000 in FDIC assessments.  The increase in salaries and employee benefits was due to the addition of 6 full-time equivalent positions and to annual merit based wage adjustments and other incentive based compensation costs. FDIC assessments decreased when compared to 2009 due to a special assessment levied during 2009, as well as adjustments made to reflect a change in the structure and amount of regular regulatory assessments.

Non-interest expenses increased $211,000, or 7.3%, for the quarter ended December 31, 2010. The increase in non-interest expenses is due to an increase of $181,000 in other expenses, a $99,000 increase in salaries and employee benefits, a $42,000 increase in data processing and a $19,000 increase in professional and other services.  These increases were offset by a decrease of $135,000 in FDIC assessments.

About Pathfinder Bancorp, Inc

Pathfinder Bancorp, Inc. is the mid-tier holding company of Pathfinder Bank, a New York chartered savings bank headquartered in Oswego, New York.  The Bank has seven full service offices located in its market area consisting of Oswego County.  Financial highlights for Pathfinder Bancorp, Inc. are attached.  Presently, the only business conducted by Pathfinder Bancorp, Inc. is the 100% ownership of Pathfinder Bank and Pathfinder Statutory Trust II.

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

PATHFINDER BANCORP, INC.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share amounts)

	For the three months		For the twelve months
	ended December 31		ended December 31,
	(Unaudited)		(Unaudited)
	2010	2009	2010	2009

Condensed Income Statement
Interest and dividend income	$4,609	$4,544	$18,139	$17,806
Interest expense	1,196	1,355	4,808	6,029
Net interest income	3,413	3,189	13,331	11,777
Provision for loan losses	263	222	1,050	876
	3,150	2,967	12,281	10,901
Noninterest income excluding net losses on
securities, loans and foreclosed real estate	809	707	2,854	2,724
Net gains on securities,
loans and foreclosed real estate	37	66	166	166
Noninterest expense	3,083	2,872	11,789	11,126
Income before taxes	913	868	3,512	2,665
Provision for income taxes	227	430	1,007	1,050
Net Income	$686	$438	$2,505	$1,615

Key Earnings Ratios
Return on average assets	0.68%	0.48%	0.64%	0.45%
Return on average equity	8.54%	6.02%	8.07%	7.04%
Net interest margin (tax equivalent)	3.71%	3.88%	3.73%	3.56%

Share and Per Share Data
Basic weighted average shares outstanding	2,484,832	2,484,832	2,484,832	2,484,832
Basic earnings per share *	$0.23	$0.15	$0.82	$0.61
Diluted weighted average shares outstanding	2,507,821	2,484,832	2,489,101	2,484,832
Diluted earnings per share *	0.23	0.15	0.82	0.61
Cash dividends per share	0.03	0.03	0.12	0.12
Book value per common share at December 31, 2010 and 2009			9.81	11.77

*Basic and diluted Earnings per share are calculated based upon net income available to common share holders after payments of dividends to preferred shareholders.

	December 31,	December 31,	December 31,
	2010	2009	2008
Selected Balance Sheet Data
Assets	$408,545	$371,692	$352,760
Earning assets	380,154	343,071	324,872
Total loans	285,296	262,465	249,872
Deposits	326,502	296,839	269,438
Borrowed Funds	41,000	36,000	51,975
Allowance for loan losses	3,648	3,078	2,472
Trust Preferred Debt	5,155	5,155	5,155
Shareholders' equity	30,592	29,238	19,495

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.18%	0.11%	0.02%
Allowance for loan losses to period end loans	1.28%	1.17%	0.99%
Allowance for loan losses to nonperforming loans	61.58%	133.07%	106.41%
Nonperforming loans to period end loans	2.08%	0.88%	0.93%
Nonperforming assets to total assets	1.54%	0.67%	0.75%